Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Callidus Software Inc:

We consent to the use of our report, dated March 13, 2012, with respect to the consolidated balance sheets of Callidus Software Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference herein.

/s/ KPMG LLP

Santa Clara, California
August 8, 2012